EXHIBIT 99.1

PRESS RELEASE May 13, 2010	Investor Relations Contact: Brandi Floberg The Piacente Group, Inc. 212-481-2050 ir@arrowres.com

ARROWHEAD REPORTS FISCAL 2010 SECOND QUARTER FINANCIAL RESULTS

PASADENA, Calif. – Arrowhead Research Corporation (NASDAQ: ARWR) today announced financial results for its fiscal 2010 second quarter ended March 31, 2010.

“During the fiscal 2010 second quarter, Arrowhead took a remarkable step forward,” said Christopher Anzalone, Arrowhead’s Chief Executive Officer. “In March, our majority-owned subsidiary, Calando Pharmaceuticals, announced data that demonstrated first proof of systemic delivery of siRNA and gene silencing via RNAi in humans. This is an exciting milestone both for our Company and the broader industry. It had long been our goal to be the first company to demonstrate systemic delivery, and we have now achieved that goal. Positive industry and market reception has been encouraging and provides further validation and recognition of the potential value of this remarkable achievement.

“We also continue to make progress with Unidym, following the prior achievement of our goal of initial market entry in calendar 2009 with our first sale in December of our transparent conductive film product in the touch panel market. Since then, we have continued to work with manufacturers to integrate our product into their devices and make connections in key Asian geographies as well as with potential U.S. partners to increase our market traction.

“As we look to add to our portfolio of nanomedicine subsidiaries, we also welcomed two new members to our Scientific Advisory Board: Nobel laureate Dr. Leland Hartwell and former commissioner of the FDA, Dr. Andrew von Eschenbach,” continued Dr. Anzalone. “These esteemed gentlemen, along with the preeminent leaders in nanotechnology already on the Board, are expected to play a key role in refining Arrowhead’s strategy as we increase our focus on the opportunities to develop medical applications based on the advances in materials engineering at the nanoscale.”

SECOND QUARTER FISCAL 2010 AND RECENT COMPANY HIGHLIGHTS:

•	Business highlights:

•

Calando announced what it believes to be: (1) the first proof of gene silencing via RNA interference in humans; (2) the first proof of systemic delivery of siRNA in humans; and (3) the first dose-dependent accumulation of systemically administered nanoparticles in target tissue with results published in the premier science journal Nature.

•

Arrowhead added two members to its Scientific Advisory Board, Nobel Laureate Dr. Leland Hartwell and former U.S. Food and Drug Administration Commissioner and National Cancer Institute Director, Dr. Andrew von Eschenbach.

•	Arrowhead appointed Kenneth Myszkowski, MBA, CPA, as its Chief Financial Officer.

•	Unidym’s transparent conductive film-enabled touch sensitive MP4 players displayed at the 75th China Electronics Fair.

•	Unidym entered into a joint venture with Wise Power (KOSDAQ: 040670) to market and co-develop Unidym’s proprietary film and electronic ink products in the Korean touch panel and display industries.

•	Unidym added Dr. Malcolm Gillis, former president of Rice University, to its Board of Directors.

•	Financial highlights:

•	Decreased consolidated quarterly operating expenses by 58% versus the prior year’s quarter from $5.4 million to $2.3 million.

•	Decreased, on a consolidated basis, cash used in operating activities from $11.3 million in the prior year first half to $3.4 million in the current year first half.

SELECTED FISCAL 2010 SECOND QUARTER FINANCIAL RESULTS

For the quarter ended March 31, 2010, Arrowhead reported revenue of $157,000, compared with $236,000 in the quarter ended March 31, 2009. The prior period revenue included $118,000 in revenue from grants, which were not repeated in the current period. The sale of carbon nanotubes by Unidym comprised comparable revenue in both periods.

Total operating expenses for the quarter ended March 31, 2010 were $2.3 million, a decrease of $3.1 million from $5.4 million during the quarter ended March 31, 2009. The significant reduction in operating expenses was a result of measures undertaken by management during 2009 to streamline its businesses and better align its cost structure with its capital resources.

Net loss for the quarter ended March 31, 2010 was $2.1 million, or $0.03 per share based on 62.9 million weighted average shares outstanding. This compares with a net loss of $5.3 million, or $0.12 per share based on 42.9 million weighted average shares outstanding, for the quarter ended March 31, 2009.

CONFERENCE CALL

The Company will conduct a financial announcement conference call on Thursday, May 13, 2010, at 4:30 p.m. Eastern time/1:30 p.m. Pacific time to discuss the Company’s results for the second fiscal quarter. To participate in the conference call, please dial 877-407-4134 toll free from the US or Canada, or 201-689-8430 from outside the US. Investors may also access a live audio webcast of this conference call on the Company’s website at www.arrowheadresearch.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call. The webcast replay will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be made available until May 16, 2010. The audio replay can be accessed by dialing 877-660-6853 toll free from the US or Canada, or 201-612-7415 internationally, and entering account number 356 followed by access ID number 350589.

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ: ARWR) is a nanotechnology company commercializing new technologies in the areas of life sciences and electronics. Arrowhead is seeking to build value for shareholders through the progress of its subsidiaries and investments. Currently, Arrowhead is focused primarily on its two majority owned subsidiaries; Unidym, a leader in carbon nanotube technology for electronic applications, and Calando, at the forefront of clinical application of RNAi delivery technology. Arrowhead also has minority investments in two privately held nanobiotech companies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. For example, there can be no assurance that Arrowhead or its subsidiaries will be able to sustain operations for expected periods, that we will be able to achieve or sustain targeted levels of expense reductions or that any of these entities will be successful in obtaining additional funding needed to sustain operations. Arrowhead Research Corporation’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

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